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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES







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Year ended December 31
Dollars in thousands                                                      1998         1997         1996         1995         1994
====================================================================================================================================
EARNINGS
Income before taxes and cumulative effect of changes in
   accounting principles                                            $1,709,778   $1,618,599   $1,527,551     $627,012   $1,209,916
Fixed charges excluding interest on deposits                         1,365,605    1,171,648    1,096,893    1,487,279    1,104,573
                                                                   -----------------------------------------------------------------
   Subtotal                                                          3,075,383    2,790,247    2,624,444    2,114,291    2,314,489
Interest on deposits                                                 1,471,108    1,456,587    1,428,771    1,551,816    1,159,242
                                                                   -----------------------------------------------------------------
   Total                                                            $4,546,491   $4,246,834   $4,053,215   $3,666,107   $3,473,731
                                                                   =================================================================

FIXED CHARGES
Interest on borrowed funds                                          $1,266,968   $1,098,365   $1,064,847   $1,455,069   $1,070,565
Interest component of rentals                                           37,374       29,312       29,839       31,283       32,247
Amortization of notes and debentures                                     1,394          833          816          927        1,761
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                                      59,869       43,138        1,391
                                                                   -----------------------------------------------------------------
   Subtotal                                                          1,365,605    1,171,648    1,096,893    1,487,279    1,104,573
Interest on deposits                                                 1,471,108    1,456,587    1,428,771    1,551,816    1,159,242
                                                                   -----------------------------------------------------------------
   Total                                                            $2,836,713   $2,628,235   $2,525,664   $3,039,095   $2,263,815
                                                                   =================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                            2.25x        2.38x        2.39x        1.42x        2.10x
Including interest on deposits                                            1.60         1.62         1.60         1.21         1.53
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